Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-3
(Form Type)
Fabrinet
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, $0.01 par value per share	Other(1)	381,922(2)	$160.47(1)	$61,287,023.34	0.0001531	$9,383.05
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$61,287,023.34		$9,383.05
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$9,383.05

(1)Estimated in accordance with Rules 457(c) and 457(o) solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low prices for a share of the registrant’s ordinary shares as reported on the New York Stock Exchange on April 4, 2025.
(2)Represents ordinary shares of the registrant that may be offered for resale by the selling securityholder upon exercise of a warrant to purchase the registrant’s ordinary shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction.